EXHIBIT 3.118

ARTICLES OF INCORPORATION

OF

MASSEY COAL SERVICES, INC.

Pursuant to Section 27, Article 1, Chapter 31 of the Code of West Virginia, the undersigned incorporator hereby adopts the following Articles of Incorporation, filed in duplicate.

I.

The name of the Corporation is Massey Coal Services, Inc.

II.

The period of duration of the Corporation is perpetual.

III.

The address of the principal office of the Corporation is P. O. Box 338, Madison (Boone County)            , West Virginia 25130; the name and address of the appointed person to whom notice or process shall be sent is Massey Coal Services, Inc., c/o Mr. C. R. Holbrook, Madison, West Virginia 25130.

IV.

The purposes of the Corporation are as follows:

1. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands or minerals estates; to buy and sell real estate; to prospect for coal, and mine and process coal and other minerals and mineral products and generally to buy, sell, handle, and deal in the market in coal of all kinds; to purchase, acquire and contract for machinery, buildings, vehicles and equipment for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; and to provide managerial and engineering services in regard to the mining and processing of coal to coal mine operators.

2. To have and to exercise all the powers now or hereafter conferred by the laws of West Virginia upon corporations organized pursuant to the laws thereof and any amendments and supplements thereto.

V.

The amount of the total authorized capital stock of the Corporation shall be $5,000.00, which shall be divided into five thousand (5,000) shares of the par value of One Dollar ($1.00) each.

VI.

The name and address of the incorporator is as follows:

Charles Q. Gage

1500 One Valley Square

Charleston, West Virginia 25301

There shall be three Directors constituting the initial Board of Directors of the Corporation, and the names and addresses of those persons who are to serve until the first annual meeting of the shareholders of the Corporation or until their successors are duly elected and qualify, are as follows:

E. Morgan Massey	Partridge Hill
Route 2, River Road
Richmond, Virginia 23233

James B. Crawford	12 Buck Branch Drive
Richmond, Virginia 23233

Wm. Blair Massey	8904 Highfield Road
Richmond, Virginia 23229

The undersigned, for the purpose of forming a corporation under the laws of West Virginia, does make and file these Articles of Incorporation, and accordingly, has hereunto set his hand this 28th day of August, 1978.

Articles of Incorporation prepared by:	/s/ Charles Q. Gage

Charles Q. Gage

Charles Q. Gage 1500 One Valley Square Charleston, West Virginia 25301

3